Registrant Name:        The United Kingdom Fund Inc.
SEC File Number:        811-9649
CIK Number:             0000814830
Results of Annual Meeting of Shareholders (unaudited)(Item 77-C)

On September 24, 1996, the annual meeting of shareholders of the Fund was held and the following matters were voted upon:

(1)     To elect directors to the Board of Directors of the Fund.

Name of Director         Votes For          Votes Withheld  Non-Votes
Anthony M. Solomon       2,604,494          322,885         1,084,276
George F. Bennett        2,618,501          308,878         1,084,276
Livio Borghese           2,613,214          314,165         1,084,276
Sir Arthur Bryan         2,603,494          323,885         1,084,276
Peter Stormonth Darling  2,585,663          341,716         1,084,276
Leon Levy                2,602,721          324,658         1,084,276
J. Murray Logan          2,609,460          317,919         1,084,276
James S. Martin          2,596,059          331,320         1,084,276

(2) To ratify or reject the selection of Ernst & Young LLP, as independent public accountants for the year ending March 31, 1997.

	Votes For    Votes Against   Votes Withheld          Non-Votes
	2,831,324    75,379          20,076                  1,084,876

(3) To amend and restate the charter to convert the Fund from a closed-end investment company to an open-end investment company.

	Votes For    Votes Against   Votes Withheld          Non-Votes
	825,511      682,428         53,248                  2,450,468